SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15 (d) of
                           The Securities Act of 1934


        Date of Report (Date of earliest event reported) January 23, 1997





                               SIMTEK CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




Colorado                            0-19027                    84-1057605
--------------------------------------------------------------------------------
(State or other                  (Commission                (I.R.S. Employer
jurisdiction                     File Number)               Identification No.)
of incorporation)



                          1465 Kelly Johnson Boulevard
                           Colorado Springs, Colorado           80920
                  ----------------------------------------   ----------
                  (Address of principal executive offices)   (Zip Code)


Registrant's telephone number, including area code: (719) 531-9444

Item 5: Other Information:

         1) Press Release announcing 1996 preliminary results as follows:

                              FOR IMMEDIATE RELEASE


                     SIMTEK ANNOUNCES PROFITABILITY FOR 1996
                       PRELIMINARY 1996 FINANCIAL RESULTS

     COLORADO SPRINGS, Colorado -- January 23, 1997 -- Simtek Corporation announced preliminary unaudited financial results for the fourth quarter of 1996 and for the year ended 1996. The Company had a net profit of $316,662 in the fourth quarter of 1996 compared to a loss of $312,616 for the same period in 1995. Profitable results in the second, third and fourth quarters have led to a profit of $144,515 for the calendar year 1996 compared to a loss of $1,931,008 for 1995. The 1996 results continue the dramatic financial improvement experienced over the last three years as the company has progressed to volume sales.

     Simtek shows net product sales of $1,676,935 for the fourth quarter of 1996, a growth of 127% as compared to the same period in 1995. The product sales of $5,196,653 for the year ended 1996 is a growth of 155% over 1995 sales. These results represent the 5th consecutive quarter with improved sales over the previous quarter.

     The company attributes sales growth during 1996 to increased product yields, the addition of a new manufacturing source and an increase in the demand for Simtek's nonvolatile memory products. Sales remained strong in markets such as telecommunications, industrial control, military and office automation as new customer designs advanced to their production stages. Additional customer design activity is also occurring in new products that Simtek is in the process of bringing to production. The increase in product yield and the introduction of
0.8 micron products resulted in a lower cost of goods, which in turn led to a positive gross margin greater than 40% for the year. Due to better cost controls, the Company also decreased operating expenses by approximately 17% for 1996 compared to 1995. Simtek expects that final audited results for the year ended 1996 will be completed and released in March 1997.

FINANCIAL RESULTS:


                                        Three Months Ended                     Year Ended

                                  12/31/96           12/31/95          12/31/96           12/31/95
                              -------------      -------------      --------------     --------------
Product Sales, Net            $   1,676,935      $     737,316      $    5,196,653     $    2,038,749
Commission Income                       351                  0               8,907                301
Total Revenue                     1,677,286            737,316           5,205,560          2,039,050
Cost of Goods                       869,202            555,863           3,073,611          2,192,795
Gross Margin                        807,733            181,453           2,123,042          (154,046)
Gross Margin %                       48.17%             24.61%              40.85%            (7.56%)
Operating Expense                   489,936            497,978           2,000,923          2,408,302
Royalty Income                            0                  0                   0            600,000
Net Income (Loss)                   316,662          (312,616)             144,515        (1,931,008)
Earnings (Loss) per                    0.01             (0.01)                0.01             (0.09)
Share
Weighted Average
Number of Shares
Outstanding                      27,103,059         21,497,035          27,103,059         21,497,035


     Simtek Corporation develops, produces and markets high performance nonvolatile memories. They combine the speed and ease of use of SRAM's with a small, cost effective, reliable package that retains data without power or the use of batteries. The Company is headquartered in Colorado Springs, Colorado with world-wide sales established through inde pendent representatives and distributors. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.
                                       ###


For more information contact:                     For product information:

Dr. Richard Petritz                               contact info@simtek.com
President and Chief Executive Officer             or see our Web page at
Simtek Corporation                                http://www.simtek.com
1465 Kelly Johnson Boulevard
Colorado Springs,  CO  80920 USA
(719) 531-9444     FAX (719) 531-9481


Editor's Note: Please send inquiries to: Communications Department, Simtek Corporation, 1465 Kelly Johnson Boulevard, Colorado Springs, CO 80920 USA. (719) 531-9444, (800) 637-1667; FAX (719) 531-9481.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.


                                          SIMTEK CORPORATION




January 23, 1997                          By:  \s\Richard L. Petritz
                                             ----------------------
                                             RICHARD L. PETRITZ
                                             Chief Execuitve Officer and Chief
                                             Financial Officer (acting)